                                                                      Exhibit 14

                           CODE OF CONDUCT AND ETHICS

                                       OF

                               CEPTOR CORPORATION

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                                FEBRUARY 11, 2005

     Employment by CepTor Corporation (the "Company") carries with it the duty and responsibility to be constantly aware of the importance of ethical conduct when dealing with competitors, suppliers, customers and other employees. Each of us, whether an employee, officer, director, agent or representative, has an individual responsibility to deal ethically in all aspects of the Company's business and to comply fully with all laws, regulations, and Company policies.
Each individual is expected to assume the responsibility for applying these standards of ethical conduct and for acquainting himself or herself with the various laws, regulations, and group policies applicable to his or her assigned duties. This Code of Conduct and Ethics (the "Code") is applicable not only to the conduct of each employee of the Company, but also to the conduct of any associate or relative of such employee in regard to the Company. For the purposes of this Code, a relative is any person who is related by blood, marriage or adoption or whose relationship with the employee is similar to that of persons who are related by blood, marriage or adoption. For the purposes of this Code, an associate of a person is (1) a corporation or other entity of which such person is an officer or partner, or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; and
(2) any trust or other estate in which such person has a substantial beneficial interest or as to which such employee serves as trustee or in a similar capacity. In complying with the Company's Code, each of us is expected to exercise high standards of integrity and good judgment and to apply the following guiding principles:

     1. CONFLICTS OF INTERESTS. You must avoid any "conflict of interest", which occurs when an individual's private interest interferes in any way, or even appears to interfere, with the interest of the Company as a whole. Such a conflict of interest can arise when (i) you take actions or have an interest that makes it difficult to perform Company work objectively or effectively, (ii)
you or your family receive improper personal benefits as a result of your position in the Company and (iii) you or your family receive a loan or a guarantee of an obligation from the Company. To this end, you should never accept any gift, favor, entertainment or anything else of value from a current or prospective person or organization that does or desires to do business with the Company (other than gifts that are consistent with customary business practices, are not gifts of value, would not be viewed as improper by others and do not violate applicable laws or regulations). Should a potential conflict of interest arise, please contact the Chief Executive Officer of the Company or the
Chairman of the Audit Committee of the Board of Directors.

     2. USURPATION OF CORPORATE OPPORTUNITIES. You owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises.
You must refrain from taking part or exercising influence in any transaction in which your personal interest may conflict with the best interests of the Company, including (i) taking for yourself personally opportunities that are discovered through the use of Company property, information or position,
(ii) using Company property, information or position for personal gain, and
(iii) competing with the Company.

     3. FAIR DEALING. You must endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

     4. PROTECTION AND PROPER USE OF COMPANY ASSETS. You must protect the
Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes. You should cooperate with your coworkers and supervisors in the use of the Company's materials, equipment and facilities, and refrain from using them for non-business purposes.

     5. CONFIDENTIALITY. You must exercise good judgment in the use of information you may acquire in the course of doing Company business including, but not limited to, methods of operations, sales, products, profits, costs, markets, key personnel, licenses, trade secrets and other know-how of the
Company. You must maintain the confidentiality of all such information, except when disclosure is authorized or legally mandated.

     6. COMPLIANCE WITH LAWS, RULES AND REGULATIONS. You must comply with all laws, rules, regulations, policies and guidelines applicable to the Company, including insider trading laws. You must never induce or encourage employees to engage in illegal or unethical conduct.

     7. EQUAL OPPORTUNITY EMPLOYMENT. You must conduct yourself in a manner to provide fair and equal opportunity to all employees regardless of race, color, sex, sexual orientation, religion, age, national origin, veteran's status or disability and to avoid harassment or unequal treatment of co-employees, as well as to strive to establish and maintain a work environment that is free from intimidation, threats or violent acts and the effects of alcohol and drug abuse.

     8. ADDITIONAL REQUIREMENTS. You must conduct yourself in an honest manner and advance the interests of the Company. To this end, you must:

          a.   treat all employees with dignity and respect individual rights;

          b.   be mindful of the health and safety of all Company employees;

          c.   conduct yourself as a responsible and useful corporate citizen;

          d.   never make a payment, contribution, gift or provide services or facilities to a public official on behalf of the Company (you are free to contribute personal time or funds to any political candidate or party without expectation of reimbursement or time off from work to conduct political activities);

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          e.   make commercial decisions that are in the best interests of the
               Company;

          f.   fully and fairly disclose the financial condition and results of operations of the Company in accordance with applicable
               accounting principles, laws, rules and regulations, and in such connection, to keep the books and records of the Company so as to fully and fairly reflect all Company transactions;

          g.   provide full, fair, accurate, timely and understandable
               disclosure in reports and documents that the Company files with or submits to regulatory authorities, as well as in financial government, stockholder and other internal or external reports, certifications, documentation or audits;

          h.   implement Company programs, systems, practices or procedures, or changes thereto required to enforce the Code and/or to avoid ethical problems; and

          i.   promptly report knowledge of any illegal or improper activity or violations of laws, rules, regulations or this Code of Conduct and Ethics to the officer provided below or any supervisor, manager or other appropriate personnel of the Company, with the assurance that the Company will not allow retaliation for reports made in good faith.

     Failure to comply with this Code of Conduct and Ethics may result in disciplinary actions, including warnings, suspensions, termination of employment or such other actions as may be appropriate under the circumstances.

     Violations of this Code of Conduct and Ethics must be reported promptly to the Chief Executive Officer of the Company or the Chairman of the Audit
Committee of the Board of Directors. Any questions pertaining to this Code of
Conduct and Ethics are to be directed to the officer provided above or the
Chairman of the Audit Committee.

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                                  CERTIFICATION

     I hereby state that I have read the Code of Conduct and Ethics of CepTor
Corporation dated February 11, 2005 and that I understand my responsibilities thereunder. I agree to abide by the Code of Conduct and Ethics to the best of my ability. I am not aware of any violation, or any possible violation, of the Code of Conduct and Ethics or any applicable law or regulation.

Signature:                                      Date:
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Name (please print):
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